EXHIBIT 10(iii)(A)(1)

FIRST AMENDMENT TO
THE INTERPUBLIC GROUP OF COMPANIES
EMPLOYEE STOCK PURCHASE PLAN (2006)

1. The following definition is added to Section 11 of the Plan:
“MFI” means a positive or negative material financial impact on the Corporation. For purposes of Section 17, the determination as to whether an amendment has or potentially has a positive or negative material financial impact shall be made by the Management and Human Resources Committee of the Corporation (the “MHRC”) or the General Counsel of the Corporation, in its or his sole discretion, and shall not be subject to challenge or question by any person; provided, however, that the Board of Directors shall have the authority, in its sole discretion, to rescind such determination ab initio, in which case any amendment adopted pursuant to such determination shall also be void ab initio. A termination of the Plan in its entirety, as referred to in Section 18, shall be deemed to result in an MFI for purposes of Section 17.
2. Section 17 of the Plan is restated in its entirety as follows:
17. Amendment of the Plan. The Corporation may at any time, or from time to time, amend the Plan in any respect as set forth in this Section 17; provided, however, that without the approval of the stockholders of the Corporation, no amendment shall be made to the Plan which (i) increases or decreases the number of shares reserved under the Plan (other than as provided in Section 16 hereof) or (ii) decreases the purchase price per share (other than as provided in Section 16 hereof). The authority of the Corporation may be exercised by the Board, the Management and Human Resources Committee of the Corporation (the “MHRC”), or the General Counsel of the Corporation, as follows:

a.
Authority of the Board. The Board of Directors by duly adopted written resolution may modify or amend the Plan in whole or in part, prospectively or retroactively, at any time and from time to time. The Board of Directors by duly adopted written resolution may delegate the power to so modify or amend the Plan to one or more officers of the Corporation, subject to such conditions as the Board of Directors may in its sole discretion impose.

b.
Authority of the MHRC. Without limiting the authority of the Board of Directors under subsection (a), above, and without the necessity of a specific delegation of authority from the Board of Directors, the MHRC may adopt any amendment or modification to the Plan that, in the opinion of the MHRC, would not have an MFI. The MHRC may delegate to any officer or other employee of the Corporation the power to execute any amendment or modification authorized under this Section 17(b).

c.
Authority of the General Counsel. Without limiting the authority of the Board of Directors under subsection (a), above, or the MHRC under subsection (b), above, and without the necessity of a specific delegation of authority from the Board of Directors, the General Counsel of the Corporation may:

i.
adopt any amendment or modification to the Plan that, in the opinion of the General Counsel, is necessary or appropriate to comply with applicable laws and regulations, including but not limited to the Code and applicable securities laws, and including any optional provision permitted under such applicable law or regulation; and

ii.
adopt any amendment or modification to the Plan that, in the opinion of the General Counsel: (A) is necessary for orderly administration of the Plan or to conform the Plan's terms to its administration; and (B) would not potentially have an MFI. In the event that the General Counsel determines that a proposed amendment of the Plan described in this paragraph (ii) may potentially have an MFI, the General Counsel shall refer the proposed amendment to the MHRC. If the MHRC determines that such proposed amendment would not have an MFI, the MHRC may, without a delegation of authority from the Board, adopt such proposed amendment by exercising its authority under subsection (b), above. If the MHRC determines that such proposed amendment would have an MFI, the MHRC shall refer the proposed amendment to the Board of Directors for its consideration and adoption under subsection (a), above.

d.
Adoption by Written Instrument. Any modification or amendment of the Plan by the MHRC under subsection (b), by the General Counsel under subsection (c) or by one or more officers or employees of the Corporation to whom authority is delegated under subsection (a) or (b) shall be adopted by a written instrument executed by the MHRC, General Counsel, such officer or officers, or such employees, as applicable.

e.
Implementation of Amendments. The officers of the Corporation may take all actions necessary or appropriate to implement or effectuate any amendment or modification to the Plan described in this Section 17.

f.
Successor Title or Entity. The title of an officer or employee or name of an entity with responsibility or authority under this Section 17 shall include any successor title or name, as applicable, insofar as such title or name may be changed from time to time.